Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints James J. Volker, Chairman, President and Chief Executive Officer, Michael J. Stevens, Vice President and Chief Financial Officer, and Bruce R. DeBoer, Vice President, General Counsel and Secretary, and each of them individually, as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the undersigned’s name as a director of Whiting Petroleum Corporation (the “Company”) to Amendment No. 1 to the Company’s Registration Statement on Form S-3 and any amendments (including post-effective amendments) or supplements thereto relating to the offering from time to time by the Company of debt securities, guarantees of debt securities by certain subsidiaries of the Company, guarantees by the Company, shares of common stock, shares of preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units (collectively, the “Securities”) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission in connection with the registration of the Securities under the Securities Act of 1933, as amended, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 11th day of July, 2014.

/s/ Michael B. Walen
Michael B. Walen